For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. to Receive $22 Million to Surrender Exclusive Supply Agreement Rights for North America

Exclusivity Rights to Continue through August 2005

BUFFALO, NY, July 6, 2004: MOD-PAC CORP. (NASDAQ: MPAC) a specialized commercial printer and manufacturer of paperboard packaging, announced today that it has agreed to VistaPrint Limited's request for MOD-PAC to forego its rights as the exclusive North American supplier of all print products for VistaPrint and restructure its supply agreement. Based on the restructured agreement with VistaPrint, MOD-PAC will receive $22 million in cash on August 30, 2004 when the new Supply Agreement becomes operative.

The new supply agreement continues MOD-PAC as the exclusive supplier for VistaPrint in North America through August 2005. In addition, the agreement changes the cost-plus nature of the contract to a unit pricing basis.

MOD-PAC will record the $22 million cash payment as deferred revenue and amortize it over 36 months. The amortization period includes the 12-month term of the contract and an additional
24-month period which provides for a general framework for setting prices for any subsequent agreement. MOD-PAC has reviewed this accounting treatment with its independent auditors, and they concur that it is in compliance with the SEC's latest guidance on revenue recognition.

In 2004, $2.4 million will be amortized into revenue, which will positively impact earnings per share by approximately $0.40. The amortization of the deferred revenue is in addition to the revenue that is expected through the sale of product to VistaPrint on a unit pricing basis. MOD-PAC had previously stated that it expects sales to VistaPrint to grow about 5% sequentially through the year.

The cash proceeds from the agreement will be used primarily to pay down debt. The balance will be used to fund capital expenditures and company operations.

Daniel G. Keane, President and CEO of MOD-PAC CORP. commented, "Our restructured agreement with VistaPrint reflects a fair value of the rights we have agreed to forego. It frees up our assets so that they can be utilized for a wider range of products and customers, thereby providing us the opportunity to gain operating leverage. We expect to continue to serve VistaPrint beyond the end of the new supply agreement and, in the meantime, we continue to move aggressively to attract new customers and additional business that benefit from our unique printing operations model which offers rapid delivery for highly variable print needs in short-run quantities."

MOD-PAC has been the primary print supplier for VistaPrint's products since VistaPrint began shipping product in 2000. The original 10-year supply agreement that granted MOD-PAC with the exclusivity rights in North America was signed in April 2001 and amended in September 2002.
MOD-PAC has invested approximately $16.5 million in print, production and facility improvements to fulfill the contract requirements. MOD-PAC's sales to VistaPrint for the last twelve months ending
April 3, 2004, were $14.8 million.

MOD-PAC will host a conference call today, Tuesday, July 6, 2004, at 4:45 p.m. ET to discuss the restructured supply agreement. The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://viavid.net/dce.aspx?sid=00001CE76. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by calling (303)262-2130 approximately 5 - 10 minutes prior to the call.

An archive of the call will also be available. To access the archive:

  The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.
  A replay can also be heard by calling (303) 590-3000, and entering passcode 11002696#. The telephonic replay will be available through Tuesday, July 13, 2004 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP is a differentiated, high value-added print services firm operating a unique low-cost business model. MOD-PAC is an innovative company that aggressively integrates technology into its marketing and operations to provide on-demand print products and services for its customers.

Consistently outpacing the printing industry over each of the last five years, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

MOD-PAC's strategy is to leverage its capabilities to meet the growing needs of on-demand print and to expand its service offering to address more of the print value chain.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the likelihood that VistaPrint will remain a customer beyond the expiration of the new supply agreement, that new and existing customers benefit and therefore value the unique printing operations capability of the Company, that the Company has sufficient demand for its product from both existing and new customers, that profitable operating leverage can be realized, and also includes market events, competitive pressures, changes in technology, customers preferences and choices, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise